EXHIBIT 11
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                            DARDEN RESTAURANTS, INC.
           DETERMINATION OF COMMON SHARES AND COMMON SHARE EQUIVALENTS

                                  (In Thousands)

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                                                  Fiscal Year Ended
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                                          May 26, 1996 May 28, 1995 May 29, 1994

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

Computation of Shares:

     Weighted average number of shares
     outstanding......................    158,700      158,000      159,100

     Net shares resulting from the
     assumed exercise of certain
     stock options (a)................      2,600(b)   ______       _______
                                           ------

     Total common shares and common
     share equivalents................    161,300      158,000(c)   159,100(c)
                                          =======      =======      =======


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Notes to Exhibit:


(a)Common share equivalents for the fiscal year ended May 26, 1996, are computed by the "treasury stock" method. This method first determines the number of shares issuable under stock options that had an option price below the average market price for the period, and then deducts the number of shares that could have been repurchased with the proceeds of options exercised.

(b)Common share equivalents for the fiscal year ended May 26, 1996 are not material. As a result, earnings per share have been computed using the weighted average number of shares outstanding of 158,700 for the year.

(c)During the fiscal years ended May 28, 1995 and May 29, 1994, the Company was not a separate, independent company, but a wholly-owned subsidiary of General Mills. As such, the numbers of shares used to compute earnings per share for the fiscal years ended May 28, 1995 and May 29, 1994 are based on the average number of General Mills' common shares outstanding during these periods and a distribution of one share of the Company's common stock for each share of General Mills' common stock outstanding.

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